LICENSE AND SALE AGREEMENT

         License and Sale Agreement entered into as of this 3rd day of November,
1998,  by  and  between  Creative   Bakeries,   Inc.,  a  New  York  corporation
("Licensor"), and JW Enterprises, Inc., a New York corporation ("Licensee").

         WHEREAS, Licensor has developed and is the proprietary owner of the Trade Name (as hereinafter defined) and is willing to grant, upon the terms and conditions hereinafter set forth, the exclusive license to Licensee of the Trade Name in the Territory (as hereinafter defined) and Licensee desires to acquire such license; and

         WHEREAS, Licensor has agreed to sell to Licensee, and Licensee has agreed to purchase from Licensor, the Equipment (as defined below).

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

     1. Definition of Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Know-How" shall mean recipes and methods of production, as well as any and all other recipes and methods of production, whether or not capable of precise separate description, but which alone or when accumulated is or may be useful in the production of the baked and other goods sold by the Retail Store and which is now known to or possessed or acquired by Licensor.

         "Equipment" shall mean all inventory, equipment, fixtures, trade fixtures, improvements and merchandise located at the Retail Store.

         "Retail Store" shall mean that certain retail store located at 1100 Madison Avenue, New York, New York.

         "Territory" shall mean and encompass the following:

         (a) The Borough of Manhattan in the City of New York, north of 34th Street from the East River to the Hudson River; and

     (b) In the event that during the first three years after the date hereof, Licensee does not open and operate any additional retail stores utilizing the License (as hereinafter defined) within the area described in Subsection (a) of this definition, other than the Retail Store, thereafter the Territory shall mean and encompass the Borough of Manhattan in the City of New York, north of 34th Street from the East River to Fifth Avenue.

     "Trade Name" shall mean the mark and name "William Greenberg, Jr. Desserts and Cafes" and/or derivatives thereof, including, the logo related thereto, the artwork, design, marketing display design and concept associated therewith, packaging design and trade dress.


         Scope of License; No Right to Sublicense.

         2.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a royalty-bearing exclusive license commencing on the date hereof to utilize the Trade Name and the Know-How in order to commercialize, produce and sell baked goods and other merchandise through the Retail Store and other retail store(s), subject to the provisions of this Agreement, in the Territory and through worldwide mail order sales (the "License"). Except in connection with an assignment of the New Lease or a subletting of the premises demised under the New Lease, Licensee shall not have the right to sublicense the Trade Name or the Know-How to any third party without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed. Any sublicense of the Trade Name and Know-How shall expressly provide that such sublicense is subject to the applicable provisions of this Agreement and that certain Termination, Release and Tri-Party Agreement by and between Licensor, Licensee and Gerel Corporation of even date herewith.

     2.2 Licensee shall have the right of first refusal with respect to the opening of any additional retail stores using the Trade Name in the Borough of Manhattan in the City of New York, north of 34th Street from Fifth Avenue to the Hudson River during the two year period subsequent to the third anniversary of the date hereof.


         2.3 Licensor hereby agrees to execute an escrow agreement within thirty
(30) days of the date hereof in a form reasonably acceptable to both Licensor and Licensee. Said escrow agreement shall provide that in the event (i) Licensee chooses to use a production facility for the baked and other goods sold by the Retail Store other than that which is currently used by Licensor, the Know-How will be provided to such other production facility, PROVIDED that said production facility executes a confidentiality agreement reasonably acceptable to Licensor with respect to the Know-How, and (ii) this License be terminated as permitted under Article 14 hereof, the escrow agreement shall automatically terminate and the Know-How shall be returned to Licensor upon Licensor giving notice to the escrow agent that the License has been terminated. Such escrow agreement shall be deemed supplementary to this Agreement pursuant to 11 US Bankruptcy Code ss.365(n).

         3. Sale of Equipment. Licensor hereby grants, conveys, sells, transfers, sets-over and delivers, and by these presents does hereby grant, convey, sell, transfer, set-over and deliver unto Licensee all of Licensor's right, title and interest in and to the Equipment, to have and to hold, all and singular, such Equipment forever. The Equipment is transferred in "AS IS", "WHERE IS" condition without warranties of any kind, express or implied, including any regarding merchantability or fitness for a particular use. Anything contained herein to the contrary notwithstanding, $2,500.00 of the consideration set forth in Section 6.1(i) below shall be deemed consideration for the sale of the Equipment. Licensee hereby agrees to pay any sales or capital gains taxes which Licensor may incur and pay as a result of the sale of the Equipment to Licensee.

         4. Purchase of Trade Name and Know-How.

     4.1 In the event that Licensor shall dissolve or permanently cease operations, the Licensee shall be entitled to acquire free and clear title to the Trade Name and Know-How upon the payment of $25,000 to Licensor or it successors, assigns or designees (the "Option"). Licensor shall provide Licensee with written notice at least thirty (30) days prior to the date Licensor intends to dissolve or permanently cease operations. Licensee shall thereafter have thirty (30) days to exercise the Option by delivering written notice to Licensor of such election. In the event Licensee fails to exercise the Option within said thirty (30) days Licensee shall be deemed to have forever waived the Option, and Licensee shall thereafter have no cause of action against Licensor with respect to the Trade Name and Know-How.

         4.2 Licensor hereby agrees to execute an assignment of the Know-How and the Trade Name in a form reasonably acceptable to both Licensor and Licensee within thirty (30) days of the date hereof. Said assignment shall be held in escrow and shall not to be released until Licensor dissolves or ceases operations and Licensee exercises its option to acquire free and clear title to the Know-How and Trade Name pursuant to this Article 4. The escrow a agreement shall be in a form reasonably acceptable to both Licensor and Licensee. Said escrow agreement shall provide that in the event Licensee does not exercise its right to acquire free and clear title to the Know-How and Trade Name as set forth herein, the assignment shall become null and void and of no force or effect and the escrow agreement shall automatically terminate. Such escrow agreement shall be deemed supplementary to this Agreement pursuant to 11 US Bankruptcy Code ss.365(n).

     5.  Ownership.   Subject  to  express  contrary  terms  contained  in  this
Agreement, as between Licensor and Licensee, Licensor shall be the sole and exclusive owner of the Trade Name and the Know-How.. ---------


     6. Royalties and Payments.

     6.1. In consideration of the License granted hereunder and the sale of the Equipment, Licensee has agreed to pay Licensor $405,000 payable on the date hereof by delivery by Licensee to Licensor of (i) a certified or cashiers check in the amount of $110,000 and (ii) Licensee's promissory note in the amount of $295,000 in the Form of Exhibit A hereto (the "Note").


     6.2. In addition to the payment set forth in Section 6.1, the Licensee agrees to pay Licensor royalty payments (the "Percentage Royalties") as set forth below:


                  (a) In the event that Licensee opens and operates any additional retail store(s) utilizing the License (other than the Retail Store) and the annual (measured in 12 month periods ending on each December 31) gross retail sales of any of such store(s) exceeds $400,000 Dollars (the "Breakpoint"), then Licensee shall pay Licensor a royalty of five percent (5%) (the "Retail Royalties") of gross retail sales in excess of the Breakpoint for each such retail store, on a semi-annual basis, for so long as such store(s) remain in operation. In the event the initial opening date of any such additional store does not occur on January 1 of any calendar year, then the Breakpoint shall be pro-rated on a per-diem basis.

     (b) Licensee shall pay Licensor a royalty, on a semi-annual basis, of three percent (3%) of all annual gross mail order sales of products relating to the Trade Name and the Know-How above $100,000.


     6.3 In no event shall the sales derived from Licensee's operations at the Retail Store be included in the calculation of Retail Royalties.


     6.4 All amounts of royalties payable by Licensee to Licensor hereunder shall be paid without deducting therefrom any tax, duty, charge or other fee payable in respect of such royalty payment.


     6.5 Payments due from Licensee to Licensor shall be deposited by Licensee to the account of Licensor, as Licensor shall specify from time to time in writing.


     6.6 Except as otherwise determined, any amount which is not paid when due hereunder shall bear interest per annum at the prime rate as published in The Wall Street Journal from time to time. -----------------------


     6.7 The obligations of Licensee under the Note and to make Percentage Royalty and other payments hereunder are secured by, and entitled to the benefits of, a security interest as provided in that certain Termination, Release and Tri-Party Agreement, dated the date hereof between Licensor, Licensee and Gerel Corporation, the landlord of the Retail Store.


         7.       Security Interest.

         7.1 Licensee hereby grants to Licensor a security interest in the Equipment and all proceeds and accounts receivable therefrom (the "Collateral"), to secure the payment and performance of Tenant's obligations set forth in the Note (the "Security Agreement"). Licensee hereby appoints Licensor its true and lawful attorney-in-fact in its name or otherwise to execute and file any financing statement(s) on behalf of Licensee and to do any and all acts and to execute and file any and all documents which may be necessary to realize, perfect, continue, preserve and protect the security interest upon the Collateral. Upon the occurrence of any event of default in the payment of any amounts due under the Note Licensor shall be entitled to exercise all of the rights and remedies of a secured party under the Uniform Commercial Code. Reasonable attorneys' fees of the Licensor in enforcing any right or exercising any remedy under this Security Agreement shall be deemed a part of the obligation secured hereby.

         8. Joint Venture. Licensor and Licensee hereby agree to form a joint venture which shall provide for the equal sharing of the profits derived from the wholesale operations (i.e. sales made at a discount to restaurants, supermarkets, schools, etc.) of the business operated under the Trade Name by Licensee and/or Licensor (the "Joint Venture"). Each party shall provide reasonable access to the books and records maintained by them for the purposes of verifying the wholesale profits. Commencing with calendar year 2001, if at any time within the next three (3) full calendar years (i.e. 2001, 2002 and 2003 ) less than forty percent (40%) of the total wholesale sales volume is derived from the operations of Licensee, Licensor shall have the option to terminate the Joint Venture upon ten (10) days notice to Licensee. Licensor and Licensee shall pay to each other fifty (50%) of their annual net wholesale revenues on or before February 1 of each calendar year the Joint Venture is in existence. Anything contained in this Article 8 to the contrary notwithstanding, in the event Licensor elects to terminate the Joint Venture as provided in this Article 8, both Licensor and Licensee shall retain the right to continue their respective wholesale operations independent of one another.

     9. Cooperation. Licensor hereby covenants and agrees to reasonably cooperate and share with Licensee its knowledge and experience with respect to the mail order and wholesale business it conducts from time to time; provided however, that such covenants shall not be deemed to require Licensor to share any trade secrets it may now have or may develop in the future which are not included within the Know-How. ------------



         10.      Records and Reporting.

         10.1 Licensee shall deliver to Licensor a statement of all Revenues on which Percentage Royalties are due under this Agreement on a semi-annual basis (the "Semi-Annual Royalty Statement") on or before every October 1 and April 1 of each calendar year this License is in effect. Each Semi-Annual Royalty Statement shall present information for gross retail (other than sales from the Retail Store) and mail order sales of the Product by Licensee and such other information (including information regarding customers) as Licensor may reasonably require.

         10.2 Licensee shall keep complete and accurate books and records relating to all mail order sales and all sales from locations other than the Retail Store in sufficient detail to allow the accrued Percentage Royalties to be accurately determined and verified. Licensee shall preserve such books and records for a period of six years following the date of any statement delivered hereunder. Licensor (or its duly authorized representatives) shall have the right at its sole cost and expense, from time to time during the Term upon seven
(7) business days prior notice and during normal business hours, to inspect the relevant records of Licensee to the extent necessary to verify the accuracy of the reports and payments required hereunder. Licensee shall make its records available for such inspection at such place or places where such records are customarily kept, upon notice from Licensor. Licensor shall hold strictly confidential all such records and information, other than the total amounts of royalties paid, and all information learned in the course of any audit or inspection hereunder, except to the extent necessary for Licensor to reveal such information in order to enforce any rights it may have under this Agreement or if disclosure is required by law. The failure of Licensor to request verification of any report or statement during the Term shall not be considered acceptance of the accuracy of such report.

     10.3   Simultaneously   with  the  delivery  of  each  Semi-Annual  Royalty
Statement, Licensee shall pay to Licensor the Percentage Royalties reported as being due without set-off or reduction of any kind.


     10.4 Licensee and Licensor shall file all required tax filings relating to this Agreement. Each party hereto shall maintain all documents supporting such tax filings and shall make such documents available to the other upon its reasonable request.

         10.5 All disputes, controversies or differences which may arise between the parties hereto out of, in relation to, or in connection with Article 6 hereof or this Article 10, including, but not limited to, the Semi-Annual Royalty Statements and the completeness and accuracy of the books and records of the Licensee, shall be finally settled and determined by one (1) nationally recognized independent accounting firm if the Licensor and Licensee are able to agree to such a firm and, in the absence of such agreement, by decision of the majority of three (3) nationally recognized accounting firms with one such firm chosen by each party hereto (the "Designated Accounting Firms") and a third such firm chosen jointly by the Designated Accounting Firms. All costs, fees and expenses actually incurred by either party solely with respect to any dispute submitted for resolution pursuant to this Section 10.5 shall be share equally by Licensor and Licensee. Notwithstanding the foregoing, with respect of monetary disputes only, if either Licensor's or Licensee's position in such dispute(s) is determined to be entirely correct, then the prevailing party shall be entitled to collect all of its costs, fees and expenses actually incurred with respect to such dispute.

         11.      Covenants of Licensee.

         11.1 Licensee covenants (a) that the goods and merchandise sold under the Trade Name (the "Product") and the production, distribution and packaging thereof shall be of a high standard and of such taste, appearance and quality at least equal to that currently offered for sale by Licensor from the Retail Store in order to at least maintain the good will pertaining to the Trade Name, (b) that the Product shall be produced, sold, distributed and advertised in accordance with all applicable laws, and (c) that the policy of sale, distribution, and/or exploitation by Licensee shall in no manner reflect adversely upon the Trade Name. Licensee further agrees that all rights granted herein shall be exploited and/or exercised so as not to interfere with, detract from or alter the concepts associated with the Trade Name used by Licensor and that Licensee shall use its commercially reasonable efforts to preserve such concepts. Anything contained herein to the contrary notwithstanding, to the extent Licensee retains the production facilities for the Know-How recommended by Licensor, Licensee shall have not liability under this License for the taste, appearance and quality of the goods produced by such facility.



     11.2 Licensee shall comply with any and all national, federal, state, county and municipal statutes, laws, ordinances, regulations, rules or orders (collectively, "Regulations"), including without limitation, all Regulations regarding labor, safety for workers and consumer protection and shall obtain, at its own expense, any variances, special exceptions, zoning approvals and all licenses and other permits required by governmental authorities.

         12.      Indemnification.

         12.1 Licensee shall defend, protect, indemnify, reimburse and hold harmless Licensor and any of its affiliates, representatives or agents, during and after the Term, from and against the full amount of any and all claims, demands, losses, liabilities and expenses, including but not limited to, fees of legal counsel, whether arising during or after the Term, and whether alleged or proven, which arise out of: (a) the Licensee's use of the Trade Name, including the operations of any retail store under the Trade Name (including without limitation, the Retail Store); (b) the termination of this Agreement or the License by Licensor due to Licensee's default under this License, the Note, or that certain Termination, Release and Tri-Party Agreement of even date herewith by and between Licensor, Licensee, and the landlord of the Retail Store; (c) the acts or omissions of Licensee or any of the Licensee's agents, representatives or employees; (d) the inaccuracy or incorrectness in any material respect as of the date hereof of any representation or warranty made by Licensee; or (e) the default by Licensee in the performance of any of its material obligations under this Agreement. Notwithstanding the foregoing, the indemnification contained herein shall not be deemed to include claims by third parties that the Trade Name violates intellectual property rights of said third party.



     12.2 Licensor shall defend, protect, indemnify, reimburse and hold harmless Licensee and any of its affiliates, representatives or agents, during and after the Term, from and against the full amount of any and all claims, demands, losses, liabilities and expenses, including but not limited to, fees of legal counsel, arising out of Licensor's operations from the Retail Store prior to the date hereof.


     13. Duration of Agreement. This Agreement shall begin on the date first noted above and thereafter shall be perpetual, unless terminated pursuant to
Article 15 hereof or otherwise terminated by written agreement of Licensor and Licensee (the "Term"). ---------------------


         14. Representations and Warranties of Licensee. (a) Licensee represents and warrants to Licensor that:

              The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action;

              The performance by Licensee of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any judgment, decree or order or any agreement or understanding, written or oral, to which it is a party or by which it is bound;

              Licensee is duly organized and validly incorporated under the laws of the State of New York and is in good standing under such laws and is qualified to do business in every jurisdiction in each state where such qualification is necessary;

              Licensee has the right, power and authority to enter into this Agreement and receive the rights and license granted hereby.

         (b)      Licensor represents and warrants to Licensee that:

              Gross sales of the Retail Store for the fiscal year ending December 31, 1997, including gross mail order sales, were at least One Million Two Hundred Thousand ($1,200,000) Dollars;

              The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action;

              The performance by Licensor of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any judgment, decree or order or any agreement or understanding, written or oral, to which it is a party or by which it is bound;

              Licensor is duly organized and validly incorporated under the laws of the State of New York and is in good standing under such laws and is qualified to do business in every jurisdiction in each state where such qualification is necessary;

              Licensor has the right, power and authority to enter into this Agreement and receive the rights and license granted hereby.

         15.      Termination.

         15.1 Licensor shall have the right to terminate this Agreement, upon forty-five (45) days' notice to Licensee, only if at any time during the Term Licensee shall default in the payment of any of the amounts due under the Note, provided that Licensee has not cured such default prior thereto. In the event of a default in the payment of Percentage Royalties or a breach of the covenants contained in Article 11 above, Licensor's sole remedy shall be to bring an action against Licensee for (i) the past due Percentage Royalties, and (ii) specific performance of the covenants contained in Article 11 hereof. Any notice of default delivered by Licensor shall specify the nature of said default. This Agreement and the License shall automatically terminate unless subsequently waived by Licensor in writing, if any one of the following events shall occur:

                  (a)  Licensee  shall  become  insolvent,   suspend  its  usual
business or be declared by a court of competent jurisdiction to cease to exist;

                  (b) Licensee shall make a general assignment for the benefit of its creditors, commence any proceeding relating to it seeking discharge or the reduction of debts, an arrangement, composition, reorganization or any other form of relief from its creditors or from a court or governmental agency pursuant to any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation, law, statute or procedure of any jurisdiction (federal, state or municipal) for relief of financially distressed debtors (each of the foregoing a "Debtor Relief Procedure"); or

     (c) a Debtor Relief Procedure shall be instituted, initiated or commenced against Licensee hereunder for any obligation of Licensee and an order for relief is entered or the petition is controverted but is not dismissed within 30 days after the commencement of the case or the substantial equivalent occurs or the Debtor Relief Procedure is not dismissed or otherwise terminated within 30 days of its commencement.


     15.2 If this Agreement is terminated pursuant to this Article 15, all interests of the Licensee under this Agreement, and in all rights and licenses granted hereunder, shall cease forthwith. In addition, Licensor shall have the right to exercise its rights under the Security Agreement. Such termination shall not affect or diminish Licensee's liability hereunder or Licensee's obligations to Licensor, including without limitation, the obligation to pay accrued and unpaid royalties hereunder, all of which obligations shall survive such termination.

         15.3 Anything contained in this Article 15 to the contrary notwithstanding, in the event (i) Licensee disputes the amount of Percentage Royalties owed pursuant to Article 6 hereof, (ii) such dispute is submitted for resolution pursuant to Section 10.5 above, and (iii) Licensee is determined pursuant to Section 10.5 to have defaulted in the payment of Percentage Royalties, Licensee shall have ten (10) days after such determination to cure such default. In the event Licensee shall fail to cure within said ten (10) day period, Licensor shall thereafter have the right to exercise all the rights and remedies granted it pursuant to this Agreement.

     16. Notice. All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement (the "Notices"), shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto (or to such address as the parties hereto shall specify by notice given in ------ accordance with this provision):

                  (a)      If to the Licensor:

                           Creative Bakeries, Inc.
                           20 Passaic Avenue
                           Fairfield, N.J.  07004
                           Attn: Mr. Phil Grabow, President

                           with a copy to:

                           Pryor Cashman Sherman & Flynn LLP
                           410 Park Avenue
                           New York, New York 10022-4441
                           Attn: Richard Frazer, Esq.

                  (b)      If to the Licensee:

                           JW Enterprises, Inc.
                           1100 Madison Avenue
                           New York, New York 10028
                           Attn: Mr. Edward Abrahmson

                           with a copy to:

                           Bondy & Schloss LLP
                           6 East 43rd Street
                           New York, New York 10017
                           Attn: Gerald Adler, Esq.

All such Notices shall be deemed given when personally delivered or when transmitted by facsimile with confirmation as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice of a change of address which shall be effective and deemed to have been given only upon receipt.

     17. Waivers. No waiver of any provision of this Agreement or of any breach hereof shall be effective unless in writing and signed by the party to be bound thereby. The waiver by any party hereto of a breach of any provision of this Agreement, or of any representation, warranty, obligation or covenant in this Agreement by any other party hereto, shall not be construed as a waiver of any subsequent breach of the same or of any other provision, representation, warranty, obligation or ------- covenant of such other party, unless the instrument of waiver expressly so provides.


     18. Governing Law. This Agreement shall be governed by an construed in accordance with the laws of the State of New York, with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. -------------

     19.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. ------------


         20. Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, arrangements and understandings, whether oral or written, express or implied, between the parties with respect to the subject matter hereof and may not be changed or modified except by an instrument in writing signed by the party or parties to be bound thereby. This Agreement has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party hereto on the basis of such party having drafted this Agreement.



     21. Assignment. No party hereto may assign this Agreement or its respective rights, benefits or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Licensor, may assign, without the prior consent of Licensee, a portion or all of the Percentage Royalty to such person or entity that the Licensor may designate from time to time by notice to Licensee.
----------


     22. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, heirs, personal representatives, administrators, executors and permitted assigns. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, or their respective successors, heirs, personal representatives, administrators, executors or permitted assigns, any rights, benefits, obligations, remedies or liabilities under -------------- or by reason of this Agreement.


     23. Section Headings. The Section headings used in this Agreement have been used for convenience of reference only and are not to be considered in construing or interpreting this Agreement. ----------------


     24. Severability. If one or more terms or provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall remain in full force and effect. ------------



     25. Further Assurances. The parties shall, at any time and from time to time after the date hereof and through and after the date of execution hereof, upon the reasonable request of the other party, execute, acknowledge, file and deliver or cause to be done, executed, filed or delivered, such further acts, assignments, transfers and assurances as may be reasonably required to effectively consummate this Agreement and the transactions contemplated hereby or to confirm or otherwise effectuate ------------------ the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                     Licensor:

                                                     CREATIVE BAKERIES, INC.


Witness:  ___________________                        By: _____________________
                                                     Name:        Phil Grabow
                                                     Title:       President

                                                     Licensee:


                                                     JW ENTERPRISES, INC.


Witness:  ___________________                        By: _____________________
                                                     Name:     Judith Adler
                                                     Title:    President